Exhibit 10.1
GUARANTEE
     This GUARANTEE, dated as of April 11, 2010 (this “Guarantee”), by Cerberus Series Four Holdings, LLC, a Delaware limited liability company (the “Guarantor”) in favor of DynCorp International Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Delta Tucker Holdings, Inc., a Delaware corporation (“Parent”), Delta Tucker Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, pursuant to which Merger Sub has agreed to merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.
     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Guarantee.
          (a) To induce the Company to enter into the Merger Agreement, the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees to the Company, up to the Maximum Amount, (x) the due and punctual payment obligations of Parent and Merger Sub under the Merger Agreement and (y) without limiting the generality of clause (x), the due and punctual payment by Parent or Merger Sub of any amounts required to be made prior to the Closing to any Governmental Entity or other Person (excluding, for the avoidance of doubt, the Company) to consummate the Closing and the transactions contemplated by the Merger Agreement (“Third Party Payment Obligations”) (the payment obligations and payments referenced in clause (x) or (y), collectively, the “Obligations”); provided that, notwithstanding anything to the contrary herein, it is explicitly acknowledged and agreed that: (A) in the event that (x) all conditions in Sections 7.1 and 7.2 of the Merger Agreement (other than those not satisfied primarily due to the failure of Parent or Merger Sub to have performed their respective obligations under the Merger Agreement) have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing) or waived (to the extent waivable by Parent) at the time when the Closing would have occurred but for the failure of the Equity Financing to be funded or the failure of any conditions in Section 7.3 of the Merger Agreement to have been satisfied and (y) the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 6.14 of the Merger Agreement, pursuant to the commitments with respect thereto) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, then upon the funding of the Equity Financing, the Guarantor’s guarantee of the Obligations will be deemed to be satisfied; and (B) if (x) the Company exercises its right to terminate the Merger Agreement pursuant to Section 8.3(c) of the Merger Agreement and receive the Parent Fee, (y) the Merger Agreement is terminated pursuant to Section 8.3(b) thereof and the Company is entitled to receive $300,000,000 from Parent pursuant to clause (iii) of the proviso in Section 8.5(a) of the Merger Agreement or (z) the Merger Agreement is

terminated and the Company is entitled to receive Company Expenses pursuant to Section 8.5(e) of the Merger Agreement but is not entitled to receive $300,000,000 from Parent pursuant to clause (iii) of the proviso in Section 8.5(a) of the Merger Agreement, then, upon the payment of the Parent Fee, in the case of clause (x), payment of such $300,000,000 amount in accordance with Section 8.5(a) of the Merger Agreement, in the case of clause (y), and, payment of Company Expenses, in the case of clause (z), to the Company, the Guarantor’s guarantee of the Obligations will be deemed to be satisfied (the Obligations, as qualified by the limitations set forth in clauses (A) and (B) of this proviso, the “Applicable Obligations”). The parties understand and agree that the maximum aggregate liability of the Guarantor in respect of (i) any and all Obligations hereunder (including any and all Third Party Payment Obligations) shall not exceed $591,600,000 (the “Maximum Amount”) and (ii) any and all Third Party Payment Obligations shall not exceed $10,000,000 (the “Third Party Payment Maximum Amount”), and the Company agrees that this Guarantee may not be enforced without giving effect to the Maximum Amount and the Third Party Payment Maximum Amount. All payments hereunder shall be made in lawful money of the United States, in immediately available funds. This Guarantee is an unconditional guarantee of payment and not of collectibility and is in no way conditioned upon any requirement that the Company first attempt to collect any amounts from Parent or Merger Sub or resort to any security or other means of collecting payments. The Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind (other than defenses to the payment of the Obligations that are available to Parent or Merger Sub under the Merger Agreement), except as provided in Section 1(b) below. If Parent or Merger Sub is in breach of its Obligations, then the Company may at any time and from time to time, at the Company’s option, take any and all actions available hereunder or under applicable Law to enforce its rights thereunder and hereunder in respect of such Obligations. Subject to and in furtherance of the foregoing, the Guarantor acknowledges and agrees that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor to enforce its rights under this Guarantee.
     (b) Notwithstanding anything to the contrary contained in this Guarantee, the Company hereby agrees that to the extent Parent and Merger Sub are relieved of all or any portion of the Obligations by the satisfaction thereof or pursuant to any written agreement with the Company entered into prior to the Closing (any amount so relieved, the “Reduction Amount”), the Maximum Amount shall be reduced by an amount equal to the Reduction Amount.
     2. Changes In Obligations, Certain Waivers.
          (a) The Guarantor agrees that the Applicable Obligations of the Guarantor shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) the validity or enforceability of the Merger Agreement, but only to the extent resulting from any lack of corporate power or authority of Parent or Merger Sub; (iii) any change in the time, place or manner of payment of any of the Applicable Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Applicable Obligations; (iv) the addition, substitution, discharge or release of any entity or other Person interested in the transactions contemplated by the Merger Agreement; (v) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vi) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement; (vii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Company, whether in connection with the Applicable Obligations or otherwise; or (viii) the adequacy of any other means the Company may have of obtaining the payment of the Applicable Obligations. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Applicable Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (other than notices expressly required to be provided to the Guarantor hereunder or to Parent or Merger Sub pursuant to the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally, other than defenses that are available to Parent and Merger Sub under the Merger Agreement or to the Guarantor in respect of a breach by the Company of this Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.
          (b) The Company hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (including under the Equity Financing Letter) against (i) any of the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Guarantor, or (ii) any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent or assignee of any of the foregoing (those persons and entities described in any of the foregoing clauses, and any of their respective successors or assigns, each being referred to as a “Non-Recourse Party”), except (x) for claims against the Guarantor, under this Guarantee or under the Equity Financing Letter issued by the Guarantor, or against Parent or Merger Sub under the Merger Agreement or (y) in the event that the Guarantor (I) consolidates with or merges with any other Person (an “Acquiring Person”) and is not the continuing or surviving entity of such consolidation or merger or (II) sells, transfers, conveys or otherwise disposes of, including, without limitation, by the liquidation, dissolution or winding up of the Guarantor, all or a substantial portion of its properties and other assets to any Person (also an “Acquiring Person”) such that the sum of the Guarantor’s remaining net assets plus uncalled capital is less than the aggregate amount of payments required to be made by Parent or Merger Sub pursuant to the Merger Agreement, then, in each case, the Company may seek recourse from such Acquiring Person but only to the extent of the liability of the Guarantor hereunder. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Guarantee or any portion thereof is illegal, invalid or unenforceable in accordance with its terms.

     3. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against Parent or Merger Sub or any other Person liable for any Applicable Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Company to pursue rights or remedies against Parent or Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Company. Nothing in this Guarantee shall affect or be construed to affect any liability of Parent or Merger Sub to the Company.
     4. Representations And Warranties. The Guarantor hereby represents and warrants that:
          (a) the execution, delivery and performance of this Guarantee (i) have been duly authorized and approved by all necessary action and (ii) do not and will not (A) result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, require consent under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of any benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, permit, franchise, right or license binding on the Guarantor or any of its subsidiaries or result in the creation of any Lien upon any of its properties, assets or rights or (B) conflict with or result in any violation of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order or, judgment binding on the Guarantor or any of its properties or assets;
          (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;
          (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
          (d) the Guarantor has, and shall continue to have for so long as this Guarantee remains in effect, all funds necessary to pay the Applicable Obligations under this Guarantee.
     5. No Assignment. Neither the Guarantor nor the Company may assign or delegate their respective rights, interests or obligations hereunder to any other Person (except by operation of Law) without the prior written consent of the Company or the Guarantor, as the case may be.
     6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:
If to the Guarantor:
Cerberus Series Four Holdings, LLC
c/o Cerberus Capital Management, L.P.
299 Park Avenue
New York, NY 10171
Attention: Mark A. Neporent
                  Lisa A. Gray
Facsimile: (212) 891-1540
with a copy to:
Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention: Patrick Dooley
                  Andrew Hulsh
Facsimile: (212) 872-1002
If to the Company :
DynCorp International, Inc.
3190 Fairview Park Drive, Suite 700
Falls Church, VA 22042
Attention: William L. Ballhaus, CEO
Facsimile: (703) 462-7210
with a copy to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention: Benjamin M. Polk
                  John M. Pollack
Facsimile: (212) 593-5955
and a copy to:
Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: William J. Haubert
Facsimile: (302) 498-7559

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
     7. Continuing Guarantee. This Guarantee may not be revoked or terminated and shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns (and shall inure to the benefit of the Company and be enforceable by the Company against such successors and assigns) until all of the Applicable Obligations have been satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (a) the Effective Time and (b) the first anniversary after a termination of the Merger Agreement in accordance with its terms, unless prior to the end of such one-year anniversary, the Company shall have commenced a legal proceeding to enforce any of its rights under the Merger Agreement and/or the Equity Financing Letter and/or this Guarantee, in which case this Guarantee shall terminate upon either (i) a final, non-appealable resolution of such legal proceeding and payment in full of the Applicable Obligations, if applicable, or (ii) a written agreement signed by each of the parties hereto terminating this Guarantee. Except as otherwise expressly provided herein, in the event that the Company or any of its Affiliates (i) asserts in any proceeding relating to this Guarantee that the provisions of Section 1 hereof limiting the Guarantor’s liability under this Guarantee to the Maximum Amount or limiting the Guarantor’s liability in respect of Third Party Payment Obligations to the Third Party Payment Maximum Amount or that the provisions of Section 2(b) or Section 8 hereof are illegal, invalid or unenforceable in whole or in part, or (ii) asserts any theory of liability against the Guarantor or any Non-Recourse Party with respect to the Merger Agreement or the transactions contemplated thereby, other than the liability of the Guarantor (but not any Non-Recourse Party) under this Guarantee, of Parent or Merger Sub under the Merger Agreement, or of the Guarantor, Parent or Merger Sub under the Equity Financing Letter, then (x) the Obligations of the Guarantor under this Guarantee shall terminate ab initio and be null and void and (y) if the Guarantor has previously made any payments under this Guarantee, the Guarantor shall be entitled to recover such payments from the Company.

     8. No Recourse. Except as otherwise expressly provided herein, by its acceptance of the benefits of this Guarantee, the Company acknowledges and agrees that no Person other than the Guarantor has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the Guarantor or any Non-Recourse Party, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Company against the Guarantor or any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for the Company’s rights against the Guarantor under this Guarantee, for Parents, Merger Sub’s and the Company’s rights under the Equity Financing Letter, and for the Company’s rights against Parent or Merger Sub under the Merger Agreement. Recourse against the Guarantor pursuant to and expressly subject to the terms and conditions of this Guarantee and the Equity Financing Letter, and against Parent or Merger Sub under the Merger Agreement and the Equity Financing Letter, shall be the sole and exclusive remedies of the Company against the Guarantor, Parent, or Merger Sub in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the Equity Financing Letter or the transactions contemplated thereby.
     9. No Subrogation. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person liable with respect to any of the Applicable Obligations that arise from the existence, payment, performance or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Applicable Obligations and any other amounts that may be payable under this Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Applicable Obligations and any other amounts that may be payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and any other amounts that may be payable under this Guarantee, in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Applicable Obligations or other amounts payable under this Guarantee thereafter arising.
     10. Governing Law; Jurisdiction. THIS GUARANTEE, AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF, BASED UPON, OR RELATED TO THIS GUARANTEE OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any legal action, suit or proceeding arising out of, based upon or relating to this

Guarantee or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware, or to the extent such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware (the “Chosen Courts”), and solely in connection with claims arising under this Guarantee or the transactions that are the subject of this Guarantee each party hereto (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 6 of this Guarantee. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Guarantee or the transactions contemplated hereby. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS GUARANTEE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE, OR THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTEE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.
     11. Counterparts. This Guarantee may be executed by facsimile or electronic transmission and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
     12. Expenses. The Guarantor agrees to pay, and the Company, by its acceptance of this Guarantee, agrees to pay, all reasonable out of pocket expenses (including reasonable fees of counsel) incurred by the other party in connection with any litigation with respect to this Guarantee if such other party prevails in such litigation.
     13. Miscellaneous.
          (a) This Guarantee, the Equity Financing Letter, the Merger Agreement (including, without limitation, all schedules, annexes and exhibits thereto) and the Confidentiality Agreement represent all agreements between the parties relative to the subject matter hereof. No modification or waiver of any provision hereof shall be enforceable unless agreed to by the Company and the Guarantor in writing.
          (b) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any

Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          (c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Guarantee. Whenever the words “include,” “includes” or “including” are used in this Guarantee, they shall be deemed to be followed by the words “without limitation.”
          (d) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(signature pages follow)

     IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CERBERUS SERIES FOUR HOLDINGS, LLC
By:	Cerberus Institutional Partner, L.P. — Series Four, its Managing Member

By:	Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Mark A. Neporent
	Name:	Mark A. Neporent
Title:

DYNCORP INTERNATIONAL INC.
By:	/s/ William L. Ballhaus
	Name:	William L. Ballhaus
	Title:	President and Chief Executive Officer

[Signature Page to Guarantee]

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